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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Waveland International, Ltd.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    227 West Monroe, Suite 4800
--------------------------------------------------------------------------------
                                    (Street)

    Chicago,                  Illinois          60606
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Heartland Partners, L.P. (AMEX: HTL)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     August, 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Class A Limited Partnership Units     8/5/99         P               2,300       A      $15.3125
------------------------------------------------------------------------------------------------------------------------------------
Class A Limited Partnership Units     8/9/99         P               2,600       A      $15.3942
------------------------------------------------------------------------------------------------------------------------------------
Class A Limited Partnership Units     8/10/99        P               5,000       A      $15.2500
------------------------------------------------------------------------------------------------------------------------------------
Class A Limited Partnership Units     8/25/99        P               5,000       A      $15.2500
------------------------------------------------------------------------------------------------------------------------------------
Class A Limited Partnership Units     8/31/99        P               1,800       A      $15.2500    279,489     D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:



WAVELAND INTERNATIONAL, LTD.


       /s/ David S. Richter                                   9/10/99
-------------------------------------                      --------------
          David S. Richter, Director                            Date
      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            ATTACHMENT

     Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 4(b)(v) of Form 4, the undersigned hereby execute this attachment as joint filers with respect to the foregoing Statement of Changes in Beneficial Ownership (Statement for August 1999) regarding certain Class A Limited Partnership Units of Heartland Partners, L.P. (AMEX: HTL):

     WAVELAND PARTNERS, L.P.
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606
     By: Waveland Capital Management, L.P.
           Its: General Partner
           By: Clincher Capital Corporation
                 Its: General Partner

                 By: /s/ David S. Richter
                     ----------------------------
                      David S. Richter, President

     WAVELAND CAPITAL MANAGEMENT, L.P.
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606
     By: Clincher Capital Corporation
           Its: General Partner

           By: /s/ David S. Richter
               -----------------------------
                David S. Richter, President

     CLINCHER CAPITAL CORPORATION
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606

     By:  /s/ David S. Richter
          ----------------------------
          David S. Richter, President


     WAVELAND CAPITAL MANAGEMENT, LLC
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606

     By:  /s/ David S. Richter
          ----------------------------
           David S. Richter, Manager


     WAVELAND PARTNERS, LTD.
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606

     By:  /s/ David S. Richter
          ---------------------------
           David S. Richter, Director